Exhibit 16.1

Jimmy P. Lee, CPA P.C.

March 31, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Ladies and Gentlemen:

We have read the statements made by Sino United Worldwide Consolidated Ltd. under the caption “Changes in Company's Certifying Accountant” included in this Form 8-K for the event that occurred on March 31, 2019. We are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

 /s/ Jimmy P. Lee, CPA P.C.

Jimmy P. Lee, CPA P.C.